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                                                                    Exhibit 5.1
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               [Letterhead of MidAmerican Energy Holdings Company]



May 11, 1999



MidAmerican Energy Holdings Company
666 Grand Avenue
P.O. Box 657
Des Moines, Iowa  50303-0657

    Re: MidAmerican Energy Holdings Company
        Amendment No. 1 to Registration Statements on Form S-8
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Ladies and Gentlemen:

I am the Senior Vice President and General Counsel of MidAmerican Energy Holdings Company, an Iowa corporation (the "Company"). I have served in such capacity in connection with the Post-Effective Amendment No. 1 to Registration Statements on Form S-8 (Registration File Nos. 33-26296, 33-38431, 33-41152, 33-44934, 33-52147, 33-64897 and 333-30395) to be filed by the Company with the
Securities and Exchange Commission (collectively, the "Registration Statement") in connection with the assumption, pursuant to Rule 414 of the Securities Act of 1933, as amended, by the Company of certain Registration Statements on Form S-8 filed by the Company's predecessor, CalEnergy Company, Inc., a Delaware corporation ("CalEnergy"), relating to shares of Common Stock of CalEnergy reserved for issuance under the certain stock plans (collectively, the "Plans") of CalEnergy. The Plans have been assumed by the Company and that in accordance the terms of the Plans, the Company has reserved shares (the "Shares") of Common Stock of the Company for issuance pursuant to the Plans.

I have examined such documents and satisfied myself as to such matters of procedure, law and fact as I deem relevant for the purposes hereof. Insofar as the opinions rendered herein involve factual matters, I have relied (without independent factual investigation), to the extent I have deemed proper, upon certificates and representations of, and other communications with, public officials and third parties, and upon responses to inquiries made of such officials of the Company and its subsidiaries as I have deemed necessary for the purpose of rendering the opinions set forth herein.

It is my opinion that, upon completion of the proceedings being taken or contemplated to be taken prior to the issuance and sale of the Shares pursuant to the Plans, and upon completion of the proceedings being taken in order to permit such transaction to be carried out in accordance with the securities laws of the various states where required, the Shares, when issued and sold in

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MidAmerican Energy Holdings Comopany
May 11, 1999
Page 2


the manner referred to in the Plans and the Registration Statement, will be legally and validly issued, fully-paid and non-assessable.

The opinions expressed herein are limited to the federal laws of the United States of America and the laws of the State of Iowa, and I express no opinion with respect to the laws of any other country, state or jurisdiction.

I consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of my name wherever appearing in the Registration Statement, including the prospectus constituting a part thereof, and any amendments thereto.


Sincerely,

/s/ John A. Rasmussen, Jr.
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    John A. Rasmussen, Jr., Esq.
    Senior Vice President and
    General Counsel